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                                                                       Exhibit 3


                                                           Contact: Donna Alston
                                                        Director, Communications
                                                                  (610) 645-1095

For Release: August 5, 1997

               PHILADELPHIA SUBURBAN CORPORATION ANNOUNCES INTENT

            TO PURCHASE UP TO 1/2 MILLION SHARES OF ITS COMMON STOCK

         BRYN MAWR, PA, August 5 -- The Board of Directors of Philadelphia Suburban Corporation (NYSE/PSC) voted today to repurchase up to 500,000 shares of its common stock in open market purchases.

         The Company had 19,459,396 shares outstanding as of July 30, 1997, and had an average daily trading volume of 11,000 for the month of July 1997.

         A spokesperson for the Corporation said that the purchases would be made from time to time and be used for issuances of shares under the Company's employee benefit programs and direct stock purchase plans.

         PSC is the parent company of Philadelphia Suburban Water Company (PSW): the third largest, fully-integrated, investor-owned water utility in the country which serves 900,000 residents in 93 municipalities in Delaware, Montgomery, Chester and Bucks Counties.
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